                                                                 EXHIBIT h(6)(b)

                             MEMORANDUM OF AGREEMENT


         This Memorandum of Agreement is entered into as of this 1st day of July, 2001 between AIM International Funds, Inc. (the "Company"), on behalf of the Fund listed on Exhibit "A" to this Memorandum of Agreement (the "Fund"), and A I M Advisors, Inc. ("AIM").

         For and in consideration of the mutual terms and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and AIM agree as follows:

         The Company and AIM agree until the date set forth on the attached Exhibit "A" that AIM will waive its fees at the rate set forth on Exhibit "A" of the average daily net assets allocable to such class. Neither the Company nor AIM may remove or amend the waivers or expense limitations to the Company's detriment prior to the date set forth on Exhibit "A." AIM will not have any right to reimbursement of any amount so waived or reimbursed.

         The Company and AIM agree to review the then-current waivers or expense limitations for each class of the Fund listed on Exhibit "A" on a date prior to the date listed on that Exhibit to determine whether such waivers or limitations should be amended, continued or terminated. Unless the Company, by vote of its Board of Directors, or AIM terminates the waivers or limitations, or the Company and AIM are unable to reach an agreement on the amount of the waivers or limitations to which the Company and AIM desire to be bound, the waivers or limitations will continue for additional one-year terms at the rate to which the Company and AIM mutually agree. Exhibit "A" will be amended to reflect that rate and the new date through which the Company and AIM agree to be bound.

         IN WITNESS WHEREOF, the Company and AIM have entered into this Memorandum of Agreement as of the date first above written.

                                    AIM International Funds, Inc.,
                                    on behalf of the Fund listed in Exhibit "A" to this Memorandum of Agreement


                                    By: /s/ CAROL F. RELIHAN
                                       -----------------------------------------

                                    Title: Senior Vice President



                                    A I M Advisors, Inc.


                                    By: /s/ ROBERT H. GRAHAM
                                       -----------------------------------------

                                    Title: President

                                   EXHIBIT "A"

                          AIM INTERNATIONAL FUNDS, INC.



                    FUND                                      WAIVER                         COMMITTED UNTIL
                    ----                                      ------                         ---------------
AIM International Equity Fund                  Advisory Fee waiver of 0.05%
         Class A                               of the Advisory Fee payments                   June 30, 2002
         Class B                               on average net assets in                       June 30, 2002
         Class C                               excess of $500 million                         June 30, 2002